EXHIBIT 9.1

LOCK-UP AND NON-COMPETITION AGREEMENT

This Agreement is made and executed as of the              day of February             , 2007, between Renasant Corporation, a Mississippi corporation (“Acquiror”), and the undersigned non-employee director (“Capital Official”) of Capital Bancorp, Inc., a Tennessee corporation (“Capital”), or Capital Bank & Trust Company, a Tennessee banking association (“Capital Bank”).

Acquiror, Renasant Bank, a Mississippi banking association (“Acquiror Bank”), Capital and Capital Bank have entered into an Agreement and Plan of Merger (the “Plan of Merger”), pursuant to which the parties thereto agree that (i) Capital will merge (the “Merger”) with and into Acquiror, and Acquiror shall be the surviving entity of the Merger, and (ii) Capital Bank and Acquiror Bank will merge (the “Bank Merger”) with and into Acquiror Bank, and Acquiror Bank shall be the surviving entity of the Bank Merger. In consideration of the expenses that Acquiror will incur in connection with the transactions contemplated by the Plan of Merger, and in order to preserve the value of the franchise to be purchased by Acquiror and induce Acquiror to proceed to incur such expenses, the Capital Official makes the following agreements in favor of Acquiror:

1.	Undertakings of Capital Official.

1.1 The Capital Official agrees and undertakes to vote or cause to be voted in favor of the approval of the Plan of Merger all shares of common stock of Capital, no par value (the “Capital Stock”), as to which he has voting power (other than shares held in a fiduciary capacity), which amount of shares is shown on the schedule attached hereto and made a part hereof, at any meeting or meetings (including any and all adjournments thereof) held on or before June 30, 2007. The parties hereto acknowledge and agree that nothing in this section or this Agreement is intended to dictate or require that the Capital Official vote as a director in any manner.

1.2 The Capital Official further agrees that he will not transfer any of the shares of Capital Stock over which he has dispositive power, which number of shares is shown on the schedule attached hereto and made a part hereof, until the vote upon the Plan of Merger by Capital’s stockholders has been taken or until the Plan of Merger has been terminated pursuant to the provisions thereof, except (i) for transfers by operation of law, and (ii) for transfers in connection with which Acquiror has consented to the transfer and the transferee shall agree in writing with Acquiror to be bound by this Agreement as fully as the undersigned.

1.3 This Agreement shall terminate at such time as the Plan of Merger terminates.

2.	Noncompetition Obligations of Capital Official.

2.1 Capital Official will not:

(a) directly or indirectly, for himself or in affiliation with any business or entity in which he owns an equity or financial interest (except as to not more than five percent (5%) of the outstanding stock of any corporation, the securities of which are regularly traded on a nationally recognized securities exchange or over-the-counter market), carry on or engage in any Competitive Business (as hereinafter defined) within the Restricted Area (as hereinafter defined); or

(b) directly or indirectly, in affiliation with any individual or any business or entity not covered by (a) above, whether as a partner, employee, contractor, consultant or otherwise, carry on or engage in any Competitive Business in the Restricted Area; or

(c) directly or indirectly, solicit or cause to be solicited any customers of the Acquiror or Acquiror Bank, with respect to any Competitive Business in the Restricted Area; or

(d) directly or indirectly, solicit or cause to be solicited any employees, contractors or agents of the Acquiror or the Acquiror Bank to terminate their employment, contract or relationship with the Company.

For purposes of this Agreement, the term “Restricted Area” shall mean the following counties in the State of Tennessee: Davidson, Marshall, Rutherford, Sumner, Trousdale, Wilson and Williamson, and the term “Competitive Business” shall mean the business of banking, including, without limitation, checking and savings accounts, business and personal loans, interim construction and residential loans, student loans, automated tellers machines, internet banking services and accounts receivable financing. For the avoidance of doubt, “Competitive Business” shall exclude equipment leasing, insurance agency services, insurance services, trust services and investment advisory services and any entity in which the Capital Official has an ownership interest in on the date of this Agreement.

2.2. The noncompetition obligations set forth in Section 2.1 shall extend until the second anniversary of the Closing (as defined in the Plan of Merger) (the “Restricted Period”).

2.3. The Acquiror and the Capital Official agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Section 2 would cause irreparable injury to the Acquiror. The Capital Official understands that the foregoing restrictions may limit the Capital Official’s ability to engage in certain businesses during the period provided for above in the Restricted Area, but acknowledges that the Capital Official will receive sufficient remuneration and other benefits under the Plan of Merger to justify such restriction. Further, the Capital Official acknowledges that his skills are such that he can be gainfully employed in non-competitive employment, and that the agreement not to compete will in no way prevent him from earning a living. If any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the parties intend to make this provision enforceable under the laws of Mississippi in the Restricted Area so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

Exhibit 9 – Page 2

2.4. The Capital Official acknowledges that money damages would not be sufficient remedy for any breach of this Section 2 by the Capital Official, and the Acquiror shall be entitled to seek to enforce the provisions of this Section 2 by specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Section 2, but shall be in addition to all remedies available at law or in equity to the Acquiror, including, without limitation, the recovery of damages from the Capital Official and his or her agents involved in such breach.

3.	Miscellaneous

3.1 The provisions of this Agreement shall be enforceable through an action for damages at law or a suit for specific performance or other appropriate extraordinary relief, the Capital Official acknowledging that remedies at law for breach or default might be or become inadequate.

3.2 The Capital Official acknowledges and agrees that this Agreement is executed in connection with the sale of all of the business of Capital. The Capital Official further acknowledges and represents that the provisions of this Agreement will not work a hardship on him and will not prevent him from engaging in his occupation.

3.3 To the extent permitted under applicable law, any provision of this Agreement may be amended or modified at any time, either before or after its approval by an agreement in writing among the parties hereto.

3.4 This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each party hereto.

3.5 This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Mississippi applicable to agreements made and entirely to be performed within such State, except as federal law may be applicable.

3.6 The Capital Official may not assign any of his rights or obligations under this Agreement to any other person.

3.7 This Agreement supersedes any and all oral or written agreements and understandings heretofore made between the parties hereto relating to the subject matter hereof and contains the entire agreement of the parties relating to the subject matter hereof; provided, however, that notwithstanding the foregoing, this Agreement does not modify or amend any stock option agreement, employment agreement, option or similar employee benefit agreement between Capital or an affiliate of Capital and the Capital Official. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, heirs and legatees.

Exhibit 9 – Page 3

IN WITNESS WHEREOF, the parties have signed this Agreement effective as of the date first set forth above.

RENASANT CORPORATION

By:
E. Robinson McGraw, President and Chief Executive Officer

CAPITAL OFFICIAL

Exhibit 9 – Page 4

SCHEDULE TO

LOCK-UP AND NON-COMPETITION AGREEMENT

Number of shares of common stock, no par value, of Capital Bancorp, Inc. owned by the Capital Official:                          shares.

Exhibit 9 – Page 5

LOCK-UP AGREEMENT

This Agreement is made and executed as of the              day of January, 2007, between Renasant Corporation, a Mississippi corporation (“Acquiror”) and the undersigned individual executive officer and director (“Capital Official”) of Capital Bancorp, Inc., a Tennessee corporation (“Capital”), or Capital Bank & Trust Company, a Tennessee banking association (“Capital Bank”).

Acquiror, Renasant Bank, a Mississippi banking association (“Acquiror Bank”), Capital and Capital Bank have entered into an Agreement and Plan of Merger (the “Plan of Merger”), pursuant to which the parties thereto agree that (i) Capital will merge (the “Merger”) with and into Acquiror, and Acquiror shall be the surviving entity of the Merger, and (ii) Capital Bank and Acquiror Bank will merge (the “Bank Merger”) with and into Acquiror Bank, and Acquiror Bank shall be the surviving entity of the Bank Merger. In consideration of the expenses that Acquiror will incur in connection with the transactions contemplated by the Plan of Merger and in order to preserve the value of the franchise to be purchased by Acquiror and induce Acquiror to proceed to incur such expenses, the Capital Official makes the following agreements in favor of Acquiror:

1.	Undertakings of Capital Official.

1.1 The Capital Official agrees and undertakes to vote or cause to be voted in favor of the approval of the Plan of Merger all shares of common stock of Capital, no par value (the “Capital Stock”), as to which he has voting power (other than shares held in a fiduciary capacity), which amount of shares is shown on the Schedule attached hereto and made a part hereof, at any meeting or meetings (including any and all adjournments thereof) held on or before June 30, 2007. The parties hereto acknowledge and agree that nothing in this Section or this Agreement is intended to dictate or require that the Capital Official vote as a director in any manner.

1.2 The Capital Official further agrees that he will not transfer any of the shares of Capital Stock over which he has dispositive power, which number of shares is shown on the Schedule attached hereto and made a part hereof, until the vote upon the Plan of Merger by Capital’s shareholders has been taken or until the Plan of Merger has been terminated pursuant to the provisions thereof, except (i) for transfers by operation of law, and (ii) for transfers in connection with which Acquiror has consented to the transfer and the transferee shall agree in writing with Acquiror to be bound by this Agreement as fully as the undersigned.

1.3 This Agreement shall terminate at such time as the Plan of Merger terminates.

2.	[Reserved]

3.	Miscellaneous.

3.1 The provisions of this Agreement shall be enforceable through an action for damages at law or a suit for specific performance or other appropriate extraordinary relief, the Capital Official acknowledging that remedies at law for breach or default might be or become inadequate.

Exhibit 9 – Page 6

3.2 The Capital Official acknowledges and agrees that this Agreement is executed in connection with the sale of all of the business of Capital. The Capital Official further acknowledges and represents that the provisions of this Agreement will not work a hardship on him and will not prevent him from engaging in his occupation.

3.3 To the extent permitted under applicable law, any provision of this Agreement may be amended or modified at any time, either before or after its approval by an agreement in writing among the parties hereto.

3.4 This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each party hereto.

3.5 This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Mississippi applicable to agreement made and entirely to be performed within such State, except as federal law may be applicable.

3.6 The Capital Official may not assign any of his rights or obligations under this Agreement to any other person.

3.7 This Agreement supersedes any and all oral or written agreements and understandings heretofore made between the parties hereto relating to the subject matter hereof and contains the entire agreement of the parties relating to the subject matter hereof; provided, however, that notwithstanding the foregoing, this Agreement does not modify or amend any stock option agreement, employment agreement, option or similar employee benefit agreement between Capital and the Capital Official. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors, heirs and legatees.

IN WITNESS WHEREOF, the parties have signed this Agreement effective as of the date first set forth above.

RENASANT CORPORATION

By:

CAPITAL OFFICIAL

Exhibit 9 – Page 7

SCHEDULE TO

LOCK-UP AGREEMENT

Number of shares of common stock, no par value, of Capital Bancorp, Inc. owned by the Capital Official:                          shares.

Exhibit 9 – Page 8